FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS
2009 FOURTH QUARTER AND YEAR-END RESULTS

HOUSTON, TX – March 15, 2010 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced results for the fourth quarter and year ended December 31, 2009.  Sterling has consolidated the results of operations of its latest acquisition, Utah-based Ralph L. Wadsworth Construction Company, LLC (“RLW”) since December 3, 2009, the effective date of the acquisition.  Share and per-share calculations for the 2009 periods reflect the completion of an offering of 2.76 million shares of common stock in mid-December 2009.

$ in millions (except per share data)	3 Months ended 12-31-09	Over (Under) 12-31-08	% Change	Year ended 12-31-09	Over (Under) 12-31-08	% Change
Revenues	$71.7	$(37.6)	(34.4)%	$390.8	$(24.2)	(5.8)%
Gross profit	$7.4	$(2.2)	(22.9)%	$54.4	$12.4	29.5%
Gross margin	10.3%	1.5%	17.1%	13.9%	3.8%	37.6%
Operating income	$1.1	$(4.7)	(81.0)%	$37.5	$9.3	33.2%
Net income attributable to common stockholders	$0.8	$(3.0)	(79.0)%	$23.7	$5.6	31.2%
Diluted net income per share attributable to common stockholders *	$0.03	$(0.25)	(89.3)%	$1.71	$0.39	29.5%

*Based on 14.2 million and 13.9 million weighted-average diluted shares outstanding for the fourth quarter and year ended December 31, 2009, respectively.

Commenting on the results, Joe Harper, Sr., Sterling’s President and Chief Operating Officer, said, “We are pleased with the profitability attained for the year as a whole, as well as the other major accomplishments of 2009, especially the acquisition of RLW.  Through this acquisition, we have broadened Sterling’s geographical reach into one of the fastest growing states in the nation.  Even more importantly, we have added RLW’s significant experience in obtaining and profitably executing “design-build” and “CM/GC” (construction manager/general contractor) projects to our service portfolio.  These design-build and CM/GC project delivery methods are increasingly being used by public sector customers as alternatives to the traditional fixed unit price, low bid process.”

Sterling Construction News Release                                                                                                                                Page 2
March 15, 2010

He continued, “The value of RLW's expertise became immediately apparent in December after the acquisition, when, as previously announced, a joint venture in which RLW is a 12.5% venture partner, was selected by the Utah Department of Transportation (“UDOT) as the team with the best fixed-price, best-design proposal for the expansion of the I-15 Corridor Reconstruction project.  We anticipate that RLW’s share of the venture’s revenues will approximate $137.5 million.  We look forward to incorporating design-build capabilities along with RLW’s expertise in accelerated bridge construction methods, into our operations in Texas and Nevada, which should allow us to better serve our traditional customers and position us for future growth.”

Mr. Harper continued, “We closed the fourth quarter of 2009 with a record backlog of approximately $647 million, including $303 million attributable to RLW.  Excluding RLW, our backlog was $344 million as compared to backlog of $448 million at December 31, 2008.  Various factors, including the recession, competition and uncertainty about federal and state funding, have adversely affected the levels of transportation and water infrastructure capital expenditures in our markets.  This has reduced bidding opportunities to replace backlog and reduced the margins we have bid on new projects.  Assuming that these factors continue to affect infrastructure spending in our markets in the near term, and taking into account the backlog we had at December 31, 2009 and the lower anticipated margin bid on some 2010 projects that we have recently been awarded and expect to start work on in 2010, we currently anticipate that our net income and diluted earnings per common share for 2010 will be substantially below the results we achieved for 2009.”

Pat Manning, Sterling’s Chairman and Chief Executive Officer added, “Our markets are clearly problematic in terms of the bidding climate and competition.  While we have bid on jobs at lower than historical margins, in certain instances, our competitors have bid at levels below our break-even pricing, apparently in an effort to replenish their backlog.  The weakness in our fourth quarter revenues was due in part to increased competition and in part to the number of rain days in Texas in the fourth quarter.  In fact, fourth quarter revenues in Texas were the lowest we have had in that market since the first quarter of 2005.  Besides the weakness in our fourth quarter revenues, operating income and net income and diluted net income per share attributable to common stockholders for that quarter and the year were adversely affected by $1.2 million of expenses related to the acquisition of RLW and a provision for loss of $1.0 million on a lawsuit.”

Mr. Manning noted, “Budgeted or proposed contract awards for construction of highways and bridges in 2010 are approximately $3.8 billion by the Texas Department of Transportation, up from $3.5 billion in 2009; approximately $600 million by the Utah Department of Transportation, down from approximately $700 million in 2009; and between $300 and $400 million by the Nevada Department of Transportation, approximating 2009 levels.  With regard to municipal infrastructure project budgets, it appears that contract awards will increase in San Antonio in 2010 versus 2009 but decline modestly in Houston.”

Sterling Construction News Release                                                                                                                                Page 3
March 15, 2010

Discussing the outlook for 2010, Mr. Manning continued, “While budgeted and proposed contract awards in our markets in 2010 generally approximate those in 2009, the lack of visibility in the renewal or extension of federal highway appropriations may cause state and local governmental units to slow or defer spending on transportation and water infrastructure.  Also, as we have indicated, the recession and uncertainty over federal funding and resultant possible lower levels of transportation and water infrastructure capital expenditures in our markets have resulted in increased competition making our ability to replace backlog at acceptable margins more difficult.  While timing remains uncertain, we believe that our markets and funding sources will ultimately recover and we look forward to a resumption of growth in our revenues, backlog and net income.  We believe that our sound financial condition, geographic diversity, expanding skill set and management experience are enabling us to weather current market conditions.”

Jim Allen, Sterling’s CFO, noted, “The $46.8 million of net proceeds from the December 2009 common stock offering replenished, for the most part, the cash and short-term investments used to acquire our 80% interest in RLW in 2009.  We closed the year with working capital of approximately $113.9 million, including cash, cash equivalents and short-term investments of $93.7 million.  At year-end, we had total assets of $385.7 million, common stockholders’ equity of $230.8 million, and approximately $33.2 million of borrowing capacity available under our $75 million credit facility.  Continuing our policy of keeping capital expenditures to a minimum, only $5.3 million was invested in the replacement of equipment and the expansion of our office and shop facilities in 2009 compared to $19.9 million in 2008 and $26.3 million in 2007.”

Annual Stockholders’ Meeting
The Company announced that its Annual Meeting of Stockholders will be held at its headquarters, 20810 Fernbush Lane in Houston, Texas  77073, on Thursday, May 6, 2010 at 9:00 a.m. Central Time.  The record date for the Annual Meeting was March 8, 2010.

Conference Call and Filings
Sterling’s management will hold a conference call to discuss fourth quarter and year-end results and recent corporate developments, at 11:00 am ET/ 10:00 am CT today, Monday, March 15, 2010.  The call will be hosted by Patrick Manning, Chairman and Chief Executive Officer, Joe Harper, Sr., President and Chief Operating Officer, and James H. Allen, Jr., Chief Financial Officer.  Interested parties may participate in the call by dialing 706-679-0858 ten minutes before the conference is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.sterlingconstructionco.com at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.  We suggest listeners use Microsoft Explorer as their web browser.

Sterling Construction News Release                                                                                                                                Page 4
March 15, 2010

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure in large and growing markets in Texas, Nevada and Utah. Its transportation infrastructure projects include highways, roads, bridges and light rail, and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of "forward-looking statements" under the Private Securities Litigation Reform Act of 1995.  Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors' and customers' actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company's filings with the Securities and Exchange Commission.  Accordingly, such statements should be considered in light of these risks.  Any prediction by the Company is only a statement of management's belief at the time the prediction is made.  There can be no assurance that any prediction once made will continue thereafter to reflect management's belief, and the Company does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

The Company will file its 2009 Annual Report on Form 10-K with the U.S. Securities and Exchange Commission today, March 15, 2010.

Contact:
Sterling Construction Company, Inc.                                                                                  Investor Relations Counsel
James H. Allen, Jr., CFO                                                                                                        The Equity Group Inc.
Joseph P. Harper, Sr., Pres. & COO                                                                                     Linda Latman 212-836-9609
281-821-9091                                                                                                                            Lena Cati  212-836-9611

(See Accompanying Tables)

Sterling Construction News ReleasePage 5
March 15, 2010

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share data)

	Fourth quarter ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008

Revenues	$71,677	$109,272	$390,847	$415,074
Cost of revenues	64,240	99,713	336,478	373,102
Gross Profit	7,437	9,559	54,369	41,972
General and administrative expenses	(4,435)	(3,673)	(14,971)	(13,763)
Direct cost of acquisition	(1,211)	--	(1,211)	--
Provision for loss on lawsuit	(1,000)	--	(1,000)	--
Other income (expense)	300	(40)	270	(81)
Operating income	1,091	5,846	37,457	28,128
Interest income (expense)	86	484	338	871
Income before income taxes and earnings attributable to non-controlling interests	1,177	6,330	37,795	28,999
Income tax expense:	(113)	(2,409)	(12,267)	(10,025)
Net income	1,064	3,921	25,528	18,974
Non-controlling interest in earnings of subsidiaries	(302)	(90)	(1,824)	(908)
Net income attributable to Sterling common stockholders	$762	$3,831	$23,704	$18,066
Net income per share attributable toSterling common stockholders:
Basic	$0.04	$0.29	$1.77	$1.38
Diluted	$0.03	$0.28	$1.71	$1.32

Weighted average number of commonshares outstanding used incomputing per share amounts:
Basic	13,748,765	13,174,913	13,358,903	13,119,987
Diluted	14,236,561	13,636,919	13,855,709	13,702,488

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March 15, 2010
STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 2009 and 2008
(Amounts in thousands, except share and per share data)

	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$54,406	$55,305
Short-term investments	39,319	24,379
Contracts receivable, including retainage	80,283	60,582
Costs and estimated earnings in excess of billings on uncompleted contacts	5,973	7,508
Inventories	1,229	1,041
Deferred tax asset, net	127	1,203
Equity in construction joint ventures	2,341	--
Deposits and other current assets	5,510	2,704
Total current assets	189,188	152,722
Property and equipment, net	80,282	77,993
Goodwill	114,745	57,232
Other assets, net	1,526	1,668
Total assets	$385,741	$289,615
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,619	$26,111
Billings in excess of costs and estimated earnings on uncompleted contracts	31,132	23,127
Current maturities of long-term debt	73	73
Income taxes payable	351	547
Other accrued expenses	11,135	7,741
Total current liabilities	75,310	57,599
Long-term liabilities:
Long-term debt, net of current maturities	40,409	55,483
Deferred tax liability, net	15,369	11,117
	55,778	66,600
Commitments and contingencies
Non-controlling owners’ interests in subsidiaries	23,887	6,300

Stockholders’ equity:
Preferred stock, par value $0.01 per share; authorized
1,000,000 shares, none issued	-	--
Common stock, par value $0.01 per share; authorized
19,000,000 shares, 16,081,878 and 13,184,638 shares issuedand outstanding	160	131
Additional paid in capital	197,898	150,223
Retained earnings	32,708	8,762
Total Sterling common stockholders’ equity	230,766	159,116
Total liabilities and stockholders’ equity	$385,741	$289,615